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                                                                    Exhibit (12)


                                                    NEW YORK TELEPHONE COMPANY
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (In Millions) (Unaudited)

                                                                          For the Year Ended December 31,
                                                       1996             1995                1994           1993              1992


Earnings
   Earnings before Interest Expense,
    Extraordinary Item and Cumulative
    Effect of Change in Accounting Principle          $1,062.8          $  807.3           $659.4            $430.2         $1,219.3
   Federal, State and Local Income Taxes                 381.6             226.9            140.4             (67.8)           342.8
   Estimated Interest Portion of Rental Expense           30.2              30.2             31.6              36.3             38.9
                                                      --------          --------           ------            ------         --------
       Total Earnings                                 $1,474.6          $1,064.4           $831.4            $398.7         $1,601.0
                                                      ========          ========           ======            ======         ========

Fixed Charges
   Total Interest Deductions                            $288.5          $  306.8           $314.4            $348.6         $  362.9
   Estimated Interest Portion of Rental Expense           30.2              30.2             31.6              36.3             38.9
                                                      --------          --------           ------            ------         --------
       Total Fixed Charges                             $ 318.7          $  337.0           $346.0            $384.9         $  401.8
                                                      ========          ========           ======            ======         ========

Ratio of Earnings to Fixed Charges                        4.63             3.16              2.40             1.04              3.98
                                                      ========         ========            ======           ======          ========
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